FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-07

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 07/25/19 08:28:22
Subject: NEW ISSUE CMBS: BANK 2019-BNK19 *PUBLIC IO LAUNCH*

BANK 2019-BNK19 - PUBLIC NEW ISSUE
**IO LAUNCH** $1,115.158MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS

& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BOFA SECURITIES, INC.
MORGAN STANLEY & CO. LLC

CO-MANAGER: ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/S&P	SIZE($MM)	LAUNCH
X-A	AAAsf/AAA(sf)/AAA(sf)	866.142	T+145

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$1,302,470,080
NUMBER OF LOANS:	73
NUMBER OF PROPERTIES:	76
WA CUT-OFF LTV:	56.3%
WA BALLOON LTV:	52.6%
WA U/W NCF DSCR:	2.82x
WA U/W NOI DEBT YIELD:	13.3%
WA MORTGAGE RATE:	4.055%
TOP TEN LOANS %:	54.2%
WA REM TERM TO MATURITY (MOS):	118
WA REM AMORTIZATION TERM (MOS):	367
WA SEASONING (MOS):	2

LOAN SELLERS:	WFB(38.2%), BANA(27.8%), MSMCH(27.3%), NCB(6.7%)

TOP 3 PROPERTY TYPES:	OFFICE(51.2%), RETAIL(23.4%), HOSPITALITY(10.8%)

TOP 5 STATES:	CA(25.2%), NY(21.2%), FL(10.7%), NJ(9.6%), NV(7.7%)

MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICERS:	LNR PARTNERS, LLC AND NATIONAL COOPERATIVE BANK, N.A.

DIRECTING CERTIFICATEHOLDER:	SEER CAPITAL COMMERCIAL REAL ESTATE DEBT FUND II, LTD.

DOCUMENTS & TIMING

TERM SHEET, ANNEX A-1:	ATTACHED
PROSPECTUS:	ATTACHED
ANTICIPATED PRICING:	TODAY at 11am
ANTICIPATED SETTLEMENT:	AUGUST 8, 2019

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.